EXHIBIT 10.6

REALNETWORKS, INC.

REAL MOBILE AGREEMENT

This Real Mobile Agreement (“Agreement”) is between RealNetworks, Inc., located at 2601 Elliott Ave., Suite 1000, Seattle, Washington 98121 (“RN”), and Provider, as set forth below, and describes the terms and conditions under which Provider will provide Programming to RN for distribution as described herein. RN’s distribution of the Programming is subject to the Master Terms of Service (“MTS”) attached hereto as Exhibit A. All capitalized terms shall have the meaning set forth on the MTS. In consideration for the mutual promises and covenants contained herein, the parties agree as follows:

All information set forth below, including Provider’s authorized signature, is REQUIRED:

A. PROVIDER INFORMATION

Provider Name:	Global Music International, Inc. D/B/A Independent Music Network

Address:	20 Old Stagecoach Road

City, State, Zip:	Redding, CT, 06896

Web Site	http;//www.imntv.com

Federal Tax ID #:

Business Contact:	Name:
Phone:
Email:

Marketing Contact:	Name:
Phone:
Email:

Technical Contact:	Name:
Phone:
Email:

Billing contact:	Name:
Phone:
Email:
Billing Address: (if different from above)
Customer Service Contact:	Name:
Phone:
Email:

Notice Contact:	Name:
Phone:
Email:
Notice Address: (if different from above)

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B. PROGRAMMING INFORMATION

(1) Description:	—

D. TERM. This Agreement is effective as of the last date signed below (“Effective Date”). The initial term of this Agreement will begin on the Effective Date and end twelve (12) months after the Launch (the “Term”). RN will have the option to extend the Agreement on the same terms and conditions for additional one-year terms. If RN fails to launch a service that includes provider content with a Wireless Operator within ninety (90) days of the effective date, provider has the right to terminate this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

PROVIDER

By:
Name
Title
Signature
Date

REALNETWORKS, INC.

By:
Name
Title
Signature
Date

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EXHIBIT A

REALNETWORKS, INC.

MASTER TERMS OF SERVICE

1. DEFINITIONS

The following capitalized terms will have the meanings set forth below:

“Bundles” means, any sku of the Mobile Product that includes provider content bundled with any other product or service, such as Real Mobile Product.

“Confidential Information” means the confidential or proprietary technical or business information of a party, including without limitation (a) proposals or research related to possible new products or services; (b) financial statements and other financial information; (c) reporting information; (d) the material terms of this Agreement and the relationship between the parties; and (e) planned launch dates. All of the information will be considered confidential only if it is conspicuously designated as “Confidential,” or if provided orally, identified at the time of disclosure as confidential. “Confidential Information” does not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

“Content” means generally text, images, video, audio, and other material.

“Existing RN Customer” means any person who has an existing, valid user account with RN at the time of completing the Registration Process.

“Fees” means, collectively, Programming Bundle Fees and Real Mobile Product Fees that include provider content

“Internet Protocol” means any protocol used to route data on the Internet, or on any portion of the Internet, including all versions currently in existence or developed or implemented in the future.

“Landing Page” means the destination web page for a Special Link, created and hosted by RN, from where individuals may begin the Registration Process for the Real Mobile Product or a Bundle, at such individual’s election.

“Launch” means the date that the Programming is made generally available for purchase by consumers under the terms and conditions of the Agreement.

“Programming” means Provider’s Content, as specifically described on Section B (1) of the Agreement. As used herein, “Programming” also includes any promotional and marketing Content provided by Provider for RN’s promotional and marketing activities as described herein.

“Programming Bundle Fee” means the fee actually paid by a Subscriber for a Programming Bundle that includes provider content provided in accordance with this Agreement.

“Provider Marks” means the trademarks, service marks, brands, logos and trade names of Provider.

“Provider Portal” means, collectively, the Provider Site and any other web site or property from where Provider promotes the Programming.

“Provider Site” means Provider’s Internet web site intended to promote the availability of any Provider Content, including the Programming, via mobile and wireless networks. Provider Site is more fully described in Section A of the Agreement.

“RBN” is the division of RN that provides turnkey Internet broadcasting, encoding and/or hosting solutions to Content providers, corporations, and major broadcasters who wish to deliver live and on-demand multimedia programming via Internet Protocol.

“RBN Services” means those RBN services associated with distributing the Programming as contemplated herein, including hosting, bandwidth, and fulfillment, as further described on Exhibit B.

“Real Mobile Product” means RN’s proprietary subscription products that include services, products and Content from one or a variety of third parties.

“Real Mobile Product Fee” means the fee actually paid by a Subscriber for the applicable Real Mobile Product.

“Real Mobile Product Subscriber” means any individual who purchases a Real Mobile Product and: (a) who actually pays the applicable Real Mobile Product Fee; and (b) does not receive a refund of such Real Mobile Product Fee for any reason within thirty (30) days from the end of the payment period for which the Real Mobile Product Fee was paid. A Real Mobile Product Subscriber remains a “Real Mobile Product Subscriber” for the purposes of this Agreement so long as such individual continues to pay the applicable Real Mobile Product Fee.

“Registration Process” means the download, payment, installation, and electronic registration process of the Real Mobile Product, a Bundle or the RN Software. “Registration Process” may include an online registration form provided, hosted, and managed by RN, and may also, at RN’s discretion, include other methods by which a Subscriber may affirmatively request access to the Real Mobile Product, a Bundle, or the RN Software.

“RN Formats” means the then-current versions of RN’s proprietary digital media formats available in the RN Software that have been developed by RN for optimal performance in the RN Software (e.g. RealAudio (.ra) and RealVideo (.rm)), or other format specified by RN (to the extent that the use of such other formats does not create a substantial increase in production costs for Provider).

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“RN Marks” means the trademarks, service marks, brands, logos and trade names of RN.

“RN Portal” means the RN Sites and the areas in the RN Software from where RN promotes the Programming.

“RN Sites” means the Internet web sites owned and operated by RN.

“RN Software” means RN’s proprietary standard, non-customized media delivery software application, currently the “Real Mobile Player.”

“Special Link” means a formatted or “tagged” link that tracks traffic from the Provider Portal to the Landing Page.

“Subscribers” means, collectively, end users who have completed the Registration Process for any of the Subscription Products described herein. “Subscribers” includes “Recurring Subscribers.”

“Subscription Products” means, collectively, Real Mobile Products and Bundles that include provider content.

“Real Mobile Product” means an RN branded subscription product distributed to mobile and wireless devices, which includes services, products and Content from one or a variety of third parties, and includes any derivative, follow-on, repackaged, or substantially similar product offered by RN that includes Programming.

“Bundle Fee” means the fee actually paid by a Subscriber for the Real Mobile Product Bundle that includes provider content provided in accordance with this Agreement.

“ Real Mobile Product Fee” means the fee actually paid by a Subscriber for the Real Mobile Product.

“Recurring Subscriber” means any Real Mobile Bundle Subscriber who: (a) has actually paid the Real Mobile Product Bundle Fee; (b) for whom RN has actually been paid such fee, whether by directly billing the Subscriber or through a third party distributor; and (b) has not requested and received a refund of the Real Mobile Product Bundle Fee for any reason within thirty (30) days from the end of the payment period for which the Real Mobile Product Bundle Fee was paid. A Recurring Subscriber remains a “Recurring Subscriber” for the purpose of this Agreement so as long as such individual continues to pay the applicable Real Mobile Product Bundle Fee, so long as RN actually receives such fee.

“Territory” means North America, including Canada. Other territories are subject to approval by Provider.

2. RN OBLIGATIONS.

2.1 Subscription Transactions. RN will provide the following services to market, launch and distribute the Programming using its existing infrastructure as follows:

(a) Fulfillment. Each individual who purchases a Real Mobile Product must complete the Registration Process, where such individual will be prompted to provide certain personally identifiable information including a valid major credit card (e.g. Visa, MasterCard, Discover, American Express) to receive the Programming. Subscribers will select an option to pay Real Mobile Product Fees (or, as applicable, Bundle Fees) on a monthly or quarterly basis, and RealNetworks will pay Provider pursuant to Section 6.3 below. Support for additional payment methods and additional credit cards may be developed by RN, in RN’s sole discretion.

(b) Customer Support. RN will provide customer support in a workmanlike manner, on a timely basis and in accordance with RN’s standard, published customer service policies for the Real Mobile Product.

2.2 Distribution Channels. RN may create, sell and market Bundles that include the Real MobileProduct in its sole discretion. RN may offer the Real Mobile Product and any Bundles through all RN distribution channels, and through the following mobile and wireless carriers: Sprint PCS, AT&T Wireless, T-Mobile, Nextel, Cingular and other mobile and wireless carrier distributors. The foregoing are referred to by their popular names, and include parent, subsidiary, affiliated and successor entities. RN may create and maintain third party sales and marketing relationships to attract, acquire and retain Subscribers. To enable all Subscribers to have access to the Programming, the Programming may be distributed in whole or in part via Internet Protocol in a manner that enables the Programming to be received and played back by RN Software, wherever the RN Software resides, such as on wireless devices, personal digital assistants, wireless-enabled PCs, and the like, as determined by RN in its sole discretion.

2.3 Hosting Services. RBN Services for the hosting of on-demand Programming will be provided at no cost to Provider in accordance with Section 1 of Exhibit B. Provider acknowledges that its timely provision of the Programming to RN including, without limitation, providing complete and accurate information and data and maintaining suitably configured computer products (each as applicable), and its compliance with RN’s reasonable technical requirements will be necessary for RN’s performance of any RBN Services, and that RN shall not be liable for any deficiency in performing such RBN Services resulting from Provider’s failure to provide such full cooperation. RN will provide reports of aggregated Subscriber access and usage data concerning the Programming on a monthly basis, together with reports described in Section 6.5, below.

2.4 Promotion of Programming. Provider must, at all times, materially comply with the Programming requirements set forth on Exhibits B and C. At RN’s discretion, both RN and any third party distributor of the Real Mobile Product or any Bundle that includes access to the Programming, may use the Programming and Provider’s Marks to market, advertise and promote the Programming in the RN Software, the RN Portal, and in

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other on and off-line marketing efforts as follows: (a) promoting the Programming in directories, listings, and keyword searches; (b) deep linking to the Programming; (c) featuring Programming in various areas within the RN Software and RN Portal, including making any or all of the Programming available in RN’s free online mobile media guide pages for up to ninety (90) days from the date of first availability; (d) communicating to users via RN’s consumer marketing channels such as on-line messages, member newsletters or email campaigns; (e) featuring excerpts, screenshots of Programming in marketing collateral and advertisements; (f) featuring the Programming in product demonstrations relating to RN software or subscription products at trade shows and conferences; (g) creating collateral for joint promotional efforts between RN and third parties; (h) promoting the Programming in television, radio and print media; and (g) using Provider Marks in partner lists. RN may use Provider’s logos and marks in the marketing of the Product, subject to pre-approved trademark usage policy and Brand Standards to be provided by Provider to RN.

2.5 Reservation of Rights. RN may, at its sole discretion: (a) name, re-name, modify, or change the RN Marks, the user interface, functionality, features or any other aspect of the RN Software or the Subscription Products at any time; (b) use third party software, products, or services to provide any of the services described herein, including billing, customer service, and RBN Services; (c) establish and change the retail Fees, subject to the limitations set forth in Section C of the Agreement; (d) offer users an opportunity to preview the Programming for a trial period of up to thirty (30) days without charge and without incurring any obligation to pay Provider under Section 6.3 below; and (e) provide a reasonable number of complimentary subscriptions to the Subscription Products to its employees, potential business partners and press for evaluation purposes. RN may, at any time during the Term, immediately implement Programming access filters, display disclaimers or other text relating to the Programming, and modify the Landing Page or order path if RN believes, in its sole and reasonable discretion, that Provider’s action or inaction or the Programming in any way may cause RN to incur increased customer service costs, other financial harm or legal liability.

2.6 Provider Support and Operational Responsibilities. To assist Provider in performing its obligations herein, RN will provide support to Provider via online self-help resources, phone and e-mail, as determined by RN in its discretion. Provider is solely responsible for monitoring, performance and ensuring the availability of the Programming and will notify RN immediately of planned and unplanned Programming delays in order to facilitate RN’s customer and technical support efforts.

3. PROVIDER OBLIGATIONS.

3.1 Grant of License. During the Term, for the activities described in this Agreement, Provider hereby grants RN non-exclusive rights and licenses necessary within the Territory to: (a) copy, store digitally, host and stream the Programming; (b) publicly perform, publicly display, electronically transmit, distribute and broadcast the Programming; (c) promote the Programming and use the Provider Marks for RN’s promotion of the Programming as activities described in Section 2.4 above; (d) archive the Programming on RN’s servers; (e) encode, copy, and create continuous Programming excerpts of up to sixty (60) seconds and transmit, publicly perform, distribute, and redistribute such excerpts to end users via the RN Portal; (f) deep link to the Programming; and (g) sublicense the rights set forth in this Section 3.1 to those third parties described in Section 2.5 of the MTS, only to the extent necessary for such third parties to perform their respective obligations, and subject to RN’s indemnification requirements set forth in Section 8.2 (b) below. The foregoing includes the right to distribute any Bundle through a third party for the purposes of promotion or distribution, however such Bundle may be named or branded.

3.2 Right of First Negotiation. RN will have an exclusive right of first negotiation with respect to distribution of any additional subscription programming developed or offered by Provider for delivery through Wireless Operator channels or directly to Wireless subscribers. Such right shall be exclusive for at least forty-five (45) days from the time Provider makes an offer to RN for such programming.

3.3 Intentionally Omitted

3.4 Programming Obligations. Provider will create and maintain its Programming in compliance with RN’s Programming production and design requirements set forth on Exhibits B and C. Provider understands and agrees that the date of the Launch and RN’s provision of the services described herein is contingent upon Provider providing Programming in compliance with the production, quality assurance, and technical responsibilities for Programming delivery set forth on Exhibits B and C of the Agreement, and as communicated to Provider by RN from time to time.

3.5 Promotional Obligations. Provider’s promotional obligations are as follows:

(a) Intentionally Omitted

(b) Promotion. Throughout the Term Provider will:

(i) Provide the following integrated contextual promotion of the Programming:

•	Fixed placement above the fold home-page of Provider’s primary consumer website and other relevant websites promoting the Programming;

•	Inclusion in newsletters, emails and other communication to registered users of Provider.

(ii) Direct all promotions to the mobile section of the Provider Site which will in turn link to the Landing Page.

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(iii) Identify one or more Provider spokesperson(s) to support RN public relations efforts in press releases, press tours, and junkets, at RN’s expense.

(iv) Provide RN with pre-approved Content for use by RN and by pre-approved third party distributors of the Real Mobile Product and any Bundle containing the Programming, in the promotion of the Programming. Such materials may include excerpts, on air promos, print ads, screenshots and photographs.

Provider may use RealNetworks logos and marks in the marketing of the Product, subject to pre-approved trademark usage policy and Brand Standards published on www.realnetworks.com.

3.6 Dedicated Personnel. Throughout the Term, Provider shall designate at least one (1) staff member to provide RN with all reasonably necessary assistance, information and support relating to its obligations herein including, but not limited to, updating and maintaining the Programming.

3.7 Responsibility for Programming. Except as expressly set forth herein, Provider is solely responsible for all costs, activities, obligations and liabilities associated with: (a) obtaining all rights and licenses necessary for the authorized use and distribution of the Programming as described herein including, but not limited to, all copyright, trademark rights, rights of publicity and rights of privacy, and any broadcast, rebroadcast, or retransmission rights or permissions; and (b) obtaining all necessary permissions and/or release documentation from all persons associated with the distribution of the Programming as described herein, including, without limitation, all performers.

3.8 Privacy. Provider is responsible for complying with all applicable laws, rules and regulations relating to its collection and use of personal information from users of the Provider Portal. At a minimum, Provider must adopt, implement and comply with a Privacy Policy that: (a) is easy to find, read and understand; (b) is prominently posted at the time that any personally identifiable information is collected or requested; and (c) clearly states what information is being collected, what the information will be used for, whether such information will be provided to third parties, and the choices available regarding collection, use and distribution of the collected information.

4. ADVERTISING

The Programming will not contain any advertising, either integrated or before or after each clip, without the prior written approval of both parties.

5. OWNERSHIP.

5.1 By Provider. As between Provider and RN, Provider owns or has the necessary licenses to all copyright, trademark, patent and other intellectual property rights in and to, and all other right, title and interest in and to the Programming, the Provider Marks and the Provider Portal. Except as expressly provided herein, Provider retains the right to distribute the Programming in any medium now known or hereafter developed.

5.2 By RN. As between RN and Provider (excluding the Programming and other Provider intellectual property), RN owns all copyright, trademark, patent and other intellectual property rights therein, and all other right, title and interest in and to or associated with the RN Software, the Subscription Products, the RN Sites, the RN Marks, the RN Portal, the BOC, the System and Subscriber data.

5.3 Trademarks. Each party: (a) will not create a unitary composite mark involving a trademark of the other party without the prior written approval of such other party; (b) will display symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other party’s trademarks in accordance with applicable trademark law and practice; (c) acknowledges that its utilization of the other party’s trademarks will not create in it, nor will it represent it has, any right, title or interest in or to such trademarks other than the licenses expressly granted herein; (d) agrees not to do anything contesting or impairing the trademark rights of the other party; (e) agrees to promptly notify the other party of any unauthorized use of the other party’s trademarks of which it has actual knowledge; and (f) will have the sole right and discretion to bring proceedings alleging infringement of its trademarks or unfair competition related thereto; provided, however, that each party agrees to provide the other party, at such other party’s expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings

6. FEES AND ROYALTIES

6.1 Real Mobile Product Payments. Each quarter, RN will make royalty payments to Provider based on a Structure as follows:

25% of net subscriber revenue after Carrier revenue share for the programming bundle subscription based services that include provider content provided in accordance with this Agreement.

50% of net subscriber revenue after Carrier revenue share for a-la-carte pay-per-clip services

(“Programming Payments”), subject to the following: The parties acknowledge that some mobile carriers may bill end users for a full month in a single billing, and that others may bill for partial months or pro-rate the billing of Recurring Subscribers. For each full month of Fees received from a Recurring Subscriber, RN will pay Provider based on the Rate Structure (the “Full Month Payment”). To the extent that RN receives a partial month’s Fee or pro-rated Fee from a Recurring Subscriber as a result of a carrier’s billing practices, RN will pay Provider a proportionate or pro-rated portion of such Full Month Payment based on the amount received by RN.

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6.2 Payments. All payments hereunder shall be payable to Provider in United States Dollars on a quarterly basis within forty-five (45) days of the end of each calendar quarter, except as follows:

(a) First Payment. The first payment to Provider will be payable within forty five (45) days of the end of the first calendar quarter after Launch, and will include any amounts due, pro-rated based on the number of days in such period of time; and

(b) Last Payment. The last payment to Provider will be payable within forty-five (45) days of the end of the first full month after the termination or expiration of this Agreement, and will include any amounts due: for the last month that the Programming is available, prorated based on the number of days in such final period.

(c) Other Exceptions. All payments hereunder are exclusive of: (i) any trial or promotional periods during which a Subscriber receives access to the Programming before such Subscriber’s credit card is charged; and (ii) refunds, charge backs and fees attributable to contested credit card transactions. In the event of a termination by RN pursuant to Section 7.1, 7.2 or 7.3 below, a suspension by RN pursuant to Section 7.2 below, RN, in its sole discretion, may institute a reserve allowance (the “Allowance”) of up to ten percent (10%) of the total amount owed to Provider for a given month to apply against the costs described in subsection (ii) above.

(d) Summary of Timing. The parties acknowledge the following that establishes timing of payments: (1) RN receives a carrier statement saying how much RN will be paid; (2) 30-45 days later the Carrier pays RN; (3) within 45 days of the end of the month in which RN is paid by a carrier, RN makes royalty payments to content providers.

6.3 Provider Payment Location. RN will remit such payments to the Billing Contact at the Billing Address set forth in Section A of the Agreement.

6.4 Taxes. RN will collect and remit to the appropriate taxing authority, or require Subscribers to pay, any sales, use or similar taxes applicable to any retail sale or distribution of the Programming. Except for the foregoing, each party is solely and separately responsible for its own taxes, user fees, or similar levies.

6.5 Reporting. RN will provide Provider with a quarterly report summarizing such the data relevant to the payment obligations herein within forty-five (45) days from the end of the calendar quarter. RN may, from time to time, vary the form and content of the reports; provided, however, that the reports will contain sufficient information to permit Provider to verify payments hereunder.

7. TERMINATION

7.1 General Termination Rights. Either party may terminate the Agreement at any time in the event of a material breach by the other party that remains uncured after thirty (30) days written notice of the breach.

Either party will have the option to end the agreement at 12 months if the annual Revenue Guarantee exceeds 12 months of actual royalty payments. Exercising this option will require 30 days written notice.

7.2 Termination for Programming Deficiency. RN reserves the right to issue a warning immediately to Subscribers, to temporarily or indefinitely suspend the availability of the Programming, or to terminate this Agreement (the “Remedies”) if: (a) Provider breaches this Agreement; (b) RN is unable to verify or authenticate any information provided by Provider to RN; (c) RN believes, in its sole and reasonable discretion, that Provider’s action or inaction or the Programming in any way may cause RN to incur a financial loss or legal liability including, but not limited to, liability resulting from a claim that any aspect of the Programming violates Section 7.2 (e) below; (d) Provider fails to comply with Exhibits B and/or C (each a “Programming Deficiency”); (e) the Programming contains Content that is illegal or infringes any third party’s rights; and/or (f) the Programming contains Content that RN, in its sole discretion, deems objectionable including, without limitation racist, hate, or pornographic Content. In the event that RN exercises any of its rights set forth in this Section 7.2, RN will notify Provider of the Programming Deficiency, RN’s elected Remedy, and the available cure options, and may provide Provider with a reasonable period of time in which Provider may cure the Programming Deficiency (the “Cure Period”). During the Cure Period, if commercially reasonable, RN may help Provider cure the Programming Deficiency, but is under no affirmative obligation to do so. If Provider fails to cure the Programming Deficiency within the Cure Period, RN may terminate this Agreement immediately upon written notice. In the event of a suspension or termination under this Section 7.2, RN may, without limiting any other rights or remedies available to RN may: (i) withhold any outstanding pending payments to Provider until RN has settled any pending financial issues that might result from the termination of the Programming; and (ii) notify Subscribers that the Programming is no longer available. Provider will be solely liable for any refunds pertaining to the Programming that are issued to Subscribers as a result of termination under this Section 7.2.

7.3 Termination for Bankruptcy/Insolvency. Either party may terminate this Agreement immediately following written notice to the other party if the other party: (a) ceases to do business in the normal course; (b) becomes or is declared insolvent or bankrupt; (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days; or (d) makes an assignment for the benefit of creditors.

7.4 Effect of Termination. Except as set forth in Section 7.3 above, upon termination or expiration of this Agreement: (a) the licenses granted to RN will immediately terminate; and (b) all fees due to Provider will be paid to Provider pursuant to Section 6.3 of this Agreement. In the

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event that RN terminates this Agreement pursuant to either Section 7.2 or 7.3 above, RN may: (i) withhold any outstanding pending payments to Provider until RN has settled any pending financial issues that might result from the termination of the Programming; and (ii) notify Subscribers that the Programming is no longer available. Sections 5, 6.3, 6.6, 7.2, 7.4, 8, and 9 of this MTS will survive the expiration or termination of the Agreement for any reason.

8. WARRANTIES AND INDEMNIFICATION

8.1 Provider Warranty and Indemnification. Provider represents and warrants to RN that: (i) Provider is an entity duly organized and validly existing under the laws of its state of organization; (ii) Provider has the power and authority to enter into this Agreement and to perform fully its obligations under this Agreement; (iii) Provider is under no contractual or other legal obligation which could reasonably be expected to interfere in any way with its prompt and complete performance under this Agreement; and (iv) the person executing this Agreement on behalf of Provider has been duly authorized to do so and such execution is binding upon Provider.

. Provider will defend, indemnify, and hold RN harmless from and against any and all liabilities, claims, losses, costs, damages and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Claims”) relating to or arising out of: (a) Provider’s breach of this Agreement; (b) the Content of the Programming (e.g., if such Claim alleges libel, slander, defamation, invasion of privacy or copyright or trademark infringement or infringement of any other proprietary right) as furnished by Provider under this Agreement (excluding any Claim to the extent based on any alteration of or insertion in any Provider by RN that is not specifically authorized by Provider in writing), Provider Marks or Provider Site; (c) any Provider online subscription service, the Programming with the RN Subscription Products, or Provider’s acts or omissions with respect thereto (including the marketing of the foregoing by Provider and excluding any Claim to the extent based on any alteration of or insertion in any Programming by RN); (d) violation by Provider of any contractual obligation, including payments or royalties, that Provider has to any third party; (e) a claim that the Programming as provided by Provider does not comply with any federal, state and local laws and regulations that are applicable to RN’s transmission or use of Programming as permitted this Agreement; or (f) Provider not having obtained all necessary consents, licenses, permissions and releases necessary to grant RN the rights Provider grants to RN hereunder.

8.2 RN Warranty and Indemnification. RN represents and warrants to Provider that: (i) RN is an entity duly organized and validly existing under the laws of its state of organization; (ii) RN has the power and authority to enter into this Agreement and to perform fully its obligations under this Agreement; (iii) RN is under no contractual or other legal obligation which could reasonably be expected to interfere in any way with its prompt and complete performance under this Agreement; and (iv) the person executing this Agreement on behalf of RN has been duly authorized to do so and such execution is binding upon RN. RN will defend, indemnify, and hold Provider harmless from and against any and all Claims relating to or arising out of: (a) the marketing by RN of the Programming (excluding Claims to the extent based on Programming or other content provided by or approved by Provider), or any Subscription Product which includes any Programming, (b) any Claim by any Subscriber concerning RN’s operation and maintenance of the Subscription Products (except for content Claims described in Section 9.1, Claims concerning the transmission of Subscriber Information to Provider, or the use of Subscriber Information by Provider or by any third party to whom Provider has disclosed such information); (c) RN’s alternation of, or insertion of material (including commercial advertisements) in, any Programming, except as explicitly authorized in each case in writing by Provider; and (d) any infringement of the RN Software, Subscription Products on the rights of others (excluding any Claim to the extend based on any Programming).

8.3 Conditions of Indemnification. A party’s obligation to indemnify the other party is expressly conditioned on the indemnified party: (a) giving written notice of the claim promptly to the indemnifying party; (b) giving the indemnifying party control of the defense and settlement of the claim utilizing, if necessary, legal counsel to be selected by the indemnifying party upon reasonable approval of the other party; (c) providing to the indemnifying party all available information and assistance (at the indemnifying party’s expense); and (d) not compromising or settling such claim, without the other party’s prior written consent which may not be unreasonably withheld.

8.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS RELATING TO THE SUBSCRIPTION PRODUCTS, OR THE RN SOFTWARE; OR THE LIKELIHOOD OF SUCCESS OF THE PROGRAMMING, THE REAL MOBILE PRODUCT, OR ANY BUNDLE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RN FURTHER DISCLAIMS ALL WARRANTIES IN THE SUBSCRIPTION PRODUCTS AND THE RN SOFTWARE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

8.5 Limitation of Liability. NO PARTY WILL BE LIABLE TO THE OTHER PARTY IN TORT, CONTRACT OR UNDER ANY OTHER LEGAL THEORY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL LOSS OR DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. IN NO EVENT WILL RN’S LIABILITY TO PROVIDER UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY DUE TO PROVIDER BY RN HEREIN.

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9. GENERAL

9.1 Notices and Contact Information. All notices and demands under this Agreement will be in writing and will be delivered by personal service, express courier, or United States mail, to the following addresses:

If to RN: RealNetworks, Inc.

P.O. Box 91123

Seattle, WA 98111-9223

Attention: General Counsel

If by Personal Delivery:

RealNetworks, Inc.

2601 Elliott Avenue, Suite 1000

Seattle, WA 98121

Attention: General Counsel

If to Provider:   To the Notice Contact as set forth in

Section A of the Agreement.

Either party may change the addresses set forth above by written notice to the other party. Notice will be effective on receipt. Any notice or report delivered in accordance with this Section will be deemed given on the date actually delivered; provided that any notice or report deemed given or due on a Saturday, Sunday or legal holiday will be deemed given or due on the next business day. If any notice or report is delivered to any party in a manner which does not comply with this Section 9.1, such notice or report will be deemed delivered on the date, if any, such notice or report is actually received by the other party.

9.2 Non-Assignment. This Agreement is binding upon each party’s assigns, transferees and successors; provided that no party may assign or otherwise transfer, by operation of law or otherwise, this Agreement in whole or in part, without the other party’s prior written consent. Notwithstanding the prior sentence, either party may assign this Agreement in its entirety without the other party’s consent to any of the following: (i) the assignor’s successor in a consolidation or merger, (ii) the assignor’s successor in an acquisition of all or substantially all of the assets, equity or beneficial interests of the assignor, (iii) an entity under common control with, controlled by or in control of the assignor, or (iv) a lender, as an assignment of collateral to secure credit extended to the assignor. The assignor will give the other party written notice within thirty (30) days of any assignment described in the immediately preceding sentence. Notwithstanding the prior provisions of this Section 9.2, Provider may not assign or otherwise transfer, by operation of law or otherwise, this Agreement in whole or in part, to any RN competitor in Internet media delivery technology or services (includingMicrosoft Corporation, Apple Computer, Yahoo, Inc., AOL Time Warner, MusicMatch Corporation, or any entity owned or controlled in whole or in part by such entities) without RN’s prior written consent, which RN may withhold in its sole discretion.

9.3 Confidentiality. The parties acknowledge that Confidential Information is valuable and unique and that disclosure in breach of this confidentiality provision will result in irreparable injury to its owner. From the Effective Date and for a period of two (2) years from the date of termination or expiration of this Agreement, neither party will use, disclose, or permit any person to obtain any Confidential Information of the other party. If either party receives a request from any third party for the Confidential Information of the other party, or if such party is directed to disclose any portion of any Confidential Information of the other party by operation of law or in connection with a judicial or governmental proceeding or arbitration, it will immediately notify the other party and will assist the other party in seeking a suitable protective order or assurance of confidential treatment to preserve the confidentiality of any such Confidential Information. If either party breaches or threatens to breach the terms of this confidentiality provision, the non-breaching party will be entitled to an injunction prohibiting any such breach. Any such relief will be in addition to and not in lieu of any appropriate relief in the way of money damages.

9.4 Press Releases and Public Statements. Neither party will issue any press releases or make public statements relating to this Agreement or the relationship between the parties without the other party’s review of and written consent to such press release or public statement.

9.5 Force Majeure. No party shall be deemed in default hereunder for any cessation, interruption or delay in the performance of its obligations due to causes beyond its reasonable control, including but not limited to: earthquake, flood, or other natural disaster, act of God, labor controversy, civil disturbance, war (whether or not officially declared) or the inability to obtain sufficient supplies, transportation, or other essential commodity or service required in the conduct of its business, or any change in or the adoption of any law, regulation, judgment or decree (each a “Force Majeure Event”). Each party shall have the right to terminate this Agreement immediately upon written notice if any Force Majeure Event of another party continues for more than ten (10) days.

9.6 Miscellaneous. This Agreement and Exhibits A, B, and C constitute the final agreement between the parties with regard to the subject matter herein, and supersedes and cancels all prior negotiations, understandings, correspondence and agreements, oral and written, express or implied, between the parties with regard to the subject matter herein. No waiver, amendment or modification of any provision of this Agreement will be effective unless it is in a document that expressly refers to this Agreement and is signed by both parties. Failure or delay by either party in exercising any rights or remedy under this Agreement will not operate as a waiver of any such right or remedy. The parties are independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other. This Agreement will be governed by the laws of the State of California without regard to conflicts of law provisions.

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EXHIBIT B

1. ADDITIONAL RBN SERVICES. Additional, customized RBN Services are available to Provider, subject to the RBN fees described below, as follows:

2.1 Live Services. Provider is responsible for all costs associated with providing the appropriate live signal to RN. If RN incurs any additional costs to receive the signal (i.e. setting up special equipment to process and encrypt a satellite signal), RN will bill Provider for all such additional costs. Live event pricing is available upon request.

3. RBN TECHNICAL REQUIREMENTS. Provider will comply with the following RBN technical requirements, as applicable:

On Demand. Provider will provide all on-demand media files encoded in the RN Format appropriate for each stream type (e.g., audio, video, animation and other media file types as they become supported by RBN and as Provider may then elect to provide) to the BOC via the File Transfer Protocol (FTP).

4. LIVE PROGRAMMING (AS APPLICABLE)

4.1 Preparing Content. Provider will provide RN with the URL for each live or simulated live stream remotely encoded by Provider using the conventions established by RBN.

4.2 Feed Delivery. At Provider’s election, Provider will deliver live feeds to the BOC via satellite (audio and video), ISDN, (audio and video), frame relay (audio and video) or phone coupler (audio only).

(a) General. Provider shall take the appropriate measures to ensure that all live or simulated live feeds will be delivered continuously to the BOC 24 hours/day, 7 days/week, except for scheduled maintenance. If any feed is provided to RN via satellite and Provider intends to use transmission methods that are proprietary or uncommon, Provider agrees to provide –at no cost — the receiver equipment to RN and to allow adequate time for setup and testing of equipment prior to delivery of live content.

(b) Encoding. Provider will encode feeds to be delivered to BOC via ISDN and dedicated frame relay. In these situations Provider will be responsible for archiving live events and delivering the files to the BOC via FTP.

(c) Frame Relay. Provider agrees to provide the following to RN prior to the delivery of any live feed to the BOC via frame relay:

(i) Dedicated point-to-point frame relay connection between Provider’s encoder and BOC; exact date and time of frame relay activation.

(ii) At least forty-five (45) calendar days notice before activation of full-time (24 hrs/day, 7 days/week) feed delivery.

(iii) At least fifteen (15) minutes of full system testing time at least five working days before activation of full-time feed delivery. “Working day” is defined as Monday - Friday, 9am - 6pm, Pacific Time.

(iv) Provider agrees to use frame relay equipment that has been certified by RBN. Both parties shall be responsible to ensure that Provider’s live feeds can interface with the RBN frame relay system.

(d) ISDN. Provider shall provide the following to RN prior to the delivery of any live event feed to the BOC via ISDN:

(i) Dedicated point-to-point ISDN connection between Provider’s encoder and BOC.

(ii) Exact date, time and duration of ISDN call.

(iii) At least twenty-one (21) working days notice for events.

(iv) Calling ISDN number.

(v) At least fifteen (15) minutes of full system testing time at least two (2) working days in advance of any event that uses a new or unique configuration. Full system tests require Provider to make content available via ISDN utilizing the same telephone number which will be used for the actual event. Working day is defined as Monday - Friday, 9am - 6pm, Pacific Time.

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(vi) Provider agrees to use ISDN equipment that has been certified by RBN. Both parties shall be responsible to ensure that Provider’s live feeds can interface with the RBN ISDN system.

(e) Phone Coupler/POTS. Provider shall provide the following to RN prior to the delivery of any live event feed to the BOC via phone coupler/POTS line:

(i) Exact date & time of telephone call.

(ii) At least five (5) working days notice for single events, and seven (7) working days notice for multiple events.

(iii) Telephone number of Provider’s telephone coupler and additional authorization codes required.

(iv) At least fifteen (15) minutes of full system testing time at least two (2) working days in advance of any event which uses a new or unique configuration. Full system tests require company to make content available via coupler utilizing the same telephone number and approximately the same audio conditioning settings that will be used for the actual event.

(f) Satellite. Provider shall provide the following to RN prior to the delivery of any live event feed to the BOC via satellite:

(i) Exact date & time of satellite transmission. At least five (5) working days notice for single events, and seven (7) working days notice for multiple events.

(ii) Satellite name, coordinates, transponder number, required receiver type, decoder type and decoder authorization (if required).

(iii) At least thirty (30) minutes of full system testing time at least two (2) working days in advance of any Event that uses a new or unique configuration. Full system tests require company to uplink content to satellite utilizing same transponder and encoding system as that which will be used for the actual event.

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EXHIBIT C

Programming Technical Specifications

1. REPRESENTATION OF PROGRAMMING

1.1 Programming Presentation. The following are requirements for all Programming:

(a) Each individual item of Programming will be identified with a Programming identification code (“Programming ID”)

(b) Clicking on any Programming will instigate an “Optimized” presentation as follows:

(i) When a Subscriber selects the Programming, the default start-up audio/video sequence for the presentation will start playing in the playback window of the RN Software (“Playback Window”).

1.2 RN Search Results. RN may implement media search results within the RN Software that will display Programming links based upon data feeds provided by Provider.

2. POLICIES FOR ADVERTISING AND PROMOTION WITHIN RN SOFTWARE

2.1 The Programming will have a Provider identification (“Provider ID”), which is similar to on-air network id, which is played each time the Programming is launched. RN may utilize the Programming ID in the RN Portal for promotional purposes.

(a) The Provider ID will be no longer than two (2) to five (5) seconds in length, and may be audio and RealFlash visual media clip.

(b) All Provider Ids will be hosted and served by RN.

(c) If Programming is currently playing, the Programming Id cannot interrupt the stream

(d) If any advertisement other than a streaming advertisement is scheduled, the Programming ID must precede it.

(e) All Programming ID and Provider ID’s will minimize the buffering time between advertising and programming chosen by the consumer.

3. PROGRAMMING DESIGN GUIDELINES

3.1 The initial opening of Programming ID should be authored to the following standards:

(a) For a 120 W x 96H video space (without scroll bars)

3.2 Design Restrictions. The following requirements serve to ensure a consistent Subscriber experience across all Programming.

(a) Programming will not display pop-up or pop-under windows for either advertising or audio/video media playback.

(b) The use of ‘plug-ins’ like Macromedia Flash, comet cursor, 3D, etc. will not be deployed on pages with the Programming.

(c) RN will provide Provider with page size and load time goals for the Programming.

(d) Embedded media players (Real or any other media player ActiveX) may not be included in the Programming.

4. PROVISION OF MERCHANDISING CONTENT

4.1 Only the following elements of the Landing Page and order path may be customized by Provider:

(a) Programming headlines

(b) Logos of different sizes

(c) Text that describes the Programming in paragraph form

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(d) Programming name

(e) Bullet points describing the Programming

(f) Descriptions of the Programming that correspond with each bullet point and elaborate more on the bullet point

(g) Link to the Provider’s Privacy Policy

(h) Link to the Provider’s Terms of Use

(i) Information for Customer Service and/or Technical Support to use while servicing Subscribers

4.2 Provider will provide RN with all of the information listed above in accordance with RN’s specifications for each one of the items (i.e. size of logos, maximum character length of bullet points, etc.) as communicated and provided to Provider from time to time. Provider will be able to change any of the information listed above at any time, and Provider may preview such changes shortly after they are posted, but such changes will only be pushed to a “live” environment in accordance with RN’s release schedule, which is approximately once every two (2) weeks.

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